AMERITAS VARIABLE LIFE INSURANCE COMPANY LOGO
                                       5900 "O" Street, Lincoln, Nebraska  68510



February 12, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE:      Rule 24f-2 Notice for Ameritas Variable Life Insurance
         Company Separate Account VA-2
         (Registration No. 811-5192) (Registration No. 33-14774)


Gentlemen:

In my opinion:

         1. Ameritas Variable Life Insurance Company ("AVLIC") is a corporation duly organized and existing under the laws of the State of Nebraska.

         2. The offer and sale by AVLIC of the variable annuity contracts covered by the foregoing Rule 24f-2 Notice have been validly authorized and the contracts, the registration of which is made definite by said Notice, create lawful and valid obligations of AVLIC in accordance with the terms thereof.


Very truly yours,



/s/ Norman Krivosha

Norman Krivosha
Secretary and General Counsel

NK:ljw